[LOGO]            Frontier GlobalCenter
                  Master Service Agreement -TOPCLICK#0001.1

================================================================================

     This Master Services Agreement (this "Agreement") is entered into as the 1st day of March, 1999 ("Effective Date") by and between the entity indicated on the Services Order Form attached hereto, with an office at the address listed on the Services Order Form, ("Client"), and Frontier GlobalCenter, Inc., a corporation with offices at 1154 East Arques Ave., Sunnyvale, CA 94086 ("GlobalCenter"), and describes the terms and conditions pursuant to which GlobalCenter shall license to Client certain Software and provide certain Services (As defined below).

     In consideration of the mutual promises and upon the terms and conditions set forth below, the parties agree as follows:

1. NATURE OF AGREEMENT This is an Agreement for the provision by GlobalCenter of Internet connectivity services (the "Bandwidth"), the lease of equipment to provide such services (the "Hardware"), the availability of space to store and operate such Hardware ("Space") and the licensing of software to provide such Services (the "Software"), together comprising an Internet connectivity and collection package to be provided by GlobalCenter under this Agreement (together, the "Services").

2. SERVICE ORDERS

2.1 Orders. Client may issue one or more service orders describing the Bandwidth, Space, Hardware, and Software that Client desires ("Service Order"). Each Service Order will set forth the prices, initial term of Services and other information in the form set forth in the Service Order Form. No Service Order shall be effective until accepted by GlobalCenter. All Service Orders will be subject to the terms an conditions of this Agreement, and the terms of this Agreement shall supersede any terms and conditions which may appear on Client's order form, or purchase order.

2.2 Cancellation. In the event that Client cancels or terminates a Service Order at any time for any reason whatsoever other than expiration of a Service Order or a Service Interruption (as defined below), Client agrees to pay GlobalCenter as a cancellation fee all Monthly Recruiting Charges specified in the Service Order for the balance of the term therefor, which shall become due and owing as of the effective date of cancellation or termination.

2.3 IP Addresses. GlobalCenter may assign on a temporary basis a reasonable number of Internet Protocol Addresses ("IP Addresses") from the address space assigned to the GlobalCenter by InterNIC. Client acknowledges that the IP addresses are the sole property of GlobalCenter, are assigned to Client as part of the Service, and are not "portable," as such term is used by InterNIC. GlobalCenter reserves the right to change the IP Address assignments at any time; however, GlobalCenter shall use reasonable efforts to avoid any disruption to Client resulting from such renumbering requirement. GlobalCenter will give Client reasonable notice of any such renumbering. Client agrees that it will have no right to IP Addresses upon termination of this Agreement, and that any renumbering required of Client after termination shall be the sole responsibility of Client.

3. SOFTWARE LICENSE AND RIGHTS

3.1 Licenses. During the term of the applicable Service Order, GlobalCenter grants Client a nontransferable, nonexclusive license to use the Software in object code form only, solely on the Hardware in conjunction with the Services.

3.2 Proprietary Rights. This Agreement transfers to Client neither tile nor any proprietary or intellectual property rights to the Software, Hardware, documentation, or any copyrights, patents, or trademarks, embodied or used in connection therewith, except for the rights expressly granted herein.

3.3 License Restrictions. Client agrees that it will not itself, or through any parent, subsidiary, affiliate, agent or other third party:

3.4.1. copy the Software except as expressly allowed under this Agreement. In the event Client makes any copies of the Software, Client shall reproduce all proprietary notices of GlobalCenter on any such copies;

3.4.2. reverse engineer, decompile, disassemble, or otherwise attempt to derive source code from the Software;

3.4.3. sell, lease, license or sublicense the Software or the documentation;

3.4.4. write or develop any derivative software or any other software program based upon the Software or any Confidential Information (as defined below); or

3.4.5. use the Software to provide processing services to third parties, or otherwise use the Software on a service bureau basis.

4. HARDWARE TERMS AND CONDITIONS

4.1 Installation. GlobalCenter will use commercially reasonable efforts to install the Hardware as the Hardware is shipped to GlobalCenter. At Client's request, GlobalCenter will work with the Client on an installation plan to define installation time frame and requirements.

4.2 Purchase and Title of Hardware. If so indicated on the Service Order, Client shall purchase the Hardware and deliver, at Client's expense, the Hardware to the Space. Clint agrees that the Hardware shall reside at the Space during the term of this Agreement.

4.3 Lease of Hardware. If so indicated on the Service Order, Client shall lease the Hardware, and GlobalCenter shall obtain and deliver to the Space the

[LOGO]            Frontier GlobalCenter
                  Master Service Agreement -TOPCLICK#0001.1

================================================================================

Hardware. In the event Client leases the Hardware, the following terms and conditions shall apply: The Hardware is and shall remain the property of GlobalCenter. Client shall not have taken, or attempt to take, any right, title or interest therein or permit any third party to take any interest therein. Client will not transfer, sell, assign, sublicense, pledge, or otherwise dispose of, encumber or suffer a lien or encumbrances upon or against the Hardware or any interest in the Hardware. Client will use the Hardware only at the Space. Client will not move the Hardware from that facility without GlobalCenter's prior written permission. Client shall be responsible for any damage to the Hardware. Client will use the Hardware only for the purpose of exercising its rights under this Agreement.

4.4 Rent to Own. If so indicated on the Service Order, Client shall lease the Hardware on a "rent to own" plan. In such event, all of the terms and conditions in Section 4.3 shall apply, and the following terms and conditions shall also apply. At the end of the term of the Service Order, providing Client is not in breach of this Agreement, Client shall have the option to purchase the Hardware. The purchase price shall be as indicated on the Service Order. Upon payment by Client of the purchase price, title in the Hardware shall pass to Client at the Space. Unless the Service Order is extended by mutual agreement, Client shall immediately delete or shall allow GlobalCenter to delete, all copies of the Software, associated documentation, or any other material of GlobalCenter resident on the Hardware.

5. SPACE

5.1 License to Occupy. GlobalCenter grants to Client a non-exclusive license to occupy the Space. Client acknowledges that it has been granted only a license to occupy the Space and that it has not been granted any real property interests in the Space. In the event, however, that this arrangement shall be construed by the owner of the building in which the Space is situated to be such a grant and if the landlord of the building asserts such a grant to be a violation of the lease under which GlobalCenter occupies its premises, GlobalCenter agrees to cooperate with Client in obtaining the approvals Client may need to obtain from the landlord.

5.2 Material and Changes. Client shall not make any construction changes or material alterations to the interior or exterior portions of the Space, including any cabling or power supplies for the Hardware, without obtaining GlobalCenter's prior written approval for Client to have the work performed. Alternatively, Client may request GlobalCenter to perform the work. GlobalCenter reserves the right to perform and manage any construction or alterations within the Space areas at rates to be negotiated between the Parties hereto. Client agrees not to erect any signs or devices to the exterior portion of the Space without submitting the request to GlobalCenter and obtaining GlobalCenter's advance written approval.

5.3 Damage. Client agrees to reimburse GlobalCenter for all reasonable repair or restoration costs associated with damage or destruction caused by Client's personnel, Client's agents, Client's suppliers/contractors, or Client's visitors during the term or as a consequence of Client's removal of the Hardware or property installed in the Space.

5.4 Insurance. Unless otherwise agreed, Client agrees to maintain, at Client's expense, (i) Comprehensive General Liability Insurance in an amount not less than One Million Dollars ($1,000,000) per occurrence for bodily injury or property damage, (ii) Employer's Liability in an amount not less than Five Hundred Thousand Dollars ($500,000) per occurrence, and (iii) Worker's Compensation in an amount not less than that prescribed by statutory limits. Prior to taking occupancy of the Collocation Space, Client shall furnish GlobalCenter with certificates of insurance which evidence the minimum levels of insurance set forth herein. Client shall also maintain insurance covering Hardware or property owned or leased by Client against loss or physical damage.

5.5 Regulations. Client shall comply with and not violate all of GlobalCenter's safety, health and operational rules and regulations, which may be amended by GlobalCenter from time to time. Client's failure to comply with GlobalCenter's rules and regulations shall constitute a material default under this Agreement. GlobalCenter may, in its sole discretion, limit Client's access to a reasonable number of authorized Client employees or designees. Client shall not interfere with any other client's of GlobalCenter, or such other clients' use of the Space.

5.6 Disclaimer. GlobalCenter does not make any representation or warranty whatsoever as to the fitness of the Space for Client's use. Client hereby assumes any and all risks associated with Client, its agents or employees' use of the Space and shall indemnify, defend and hold harmless GlobalCenter from any an all claims, liabilities, judgments, causes of action, damages, costs, and expenses (including reasonable attorneys' and experts' fees), caused by or arising in connection with such use.

6. SERVICE INTERRUPTIONS

6.1 99% Uptime Guarantee. In the event of Downtime (as defined below), the monthly fee payable for the Services shall be reduced as follows:

     6.1.1 if the total Downtime in the calendar month is more than seven and seven and two-tenths (7.2) hours, but does not exceed fourteen and four-tenths (14.4) hours, the monthly fee for that month shall be reduced by one-third (33.3%);

     6.1.2 If the total Downtime in the calendar month is more than fourteen and four-tenths (14.4) hours, but does not exceed twenty-one and six tenths (21.6) hours, the monthly fee for that month shall be reduced by two-thirds (66.6%); and

     6.1.3 If the total Downtime in the calendar month is more than twenty-one and six-tenths (21.6) hours, the monthly fee for that month shall be waived.

For the purposes of this Section,  Downtime shall mean any  interruption  of one
(1) minute or more in the availability to users of any Web site residing on the Hardware and made available through the Services, only if such interruption is due to either (i) failure by GlobalCenter to manage a server anomaly so as to avoid interruption in Web availability, or (ii) a disruption in the connection between any such server and the Internet. For purposes of this Section, the Internet is deemed to consist of services that commence where GlobalCenter transmits a Client's content to GlobalCenter's carrier(s) at the GlobalCenter border router port(s). Such carriers provide GlobalCenter with private and dedicated bandwidth. GlobalCenter undertakes no obligation for the circuit or link between GlobalCenter's facilities and such carrier's services. If router packet loss is excess of seventy percent (70%) and is sustained for sixty (60) seconds or more, GlobalCenter will classify this an "outage." If an "outage" continues for a time period of more than two (2) minutes, then such outage will be deemed Downtime.

6.2 Investigation of Service Interruptions. At Client's request, GlobalCenter will investigate any report of Downtime, and attempt to remedy any Downtime expeditiously. GlobalCenter reasonably determines that all facilities, systems and equipment furnished by GlobalCenter are functioning properly, and that Downtime arose from some other cause, GlobalCenter reserves the right to recover labor and materials cost for services actually performed at the usual and customary rates for similar services provided by GlobalCenter to clients in the same locality.

6.3 Termination. Client may terminate a Service Order in the event of Downtime of either twenty-four (24) hours of cumulative time during any continuous twelve
(12) month period, or any continuous Downtime of eight (8) hours or more.

6.4 Sole Remedy. The terms and conditions of this Section 6 shall Client's sole remedy and GlobalCenter's sole obligation for Downtime.

7. USER CONTENT. Client is solely responsible for the content of any postings, data, or transmission using the Services ("Content"), or any other use of the Services by Client or by any person or entity Client permits to access the Services (a "User"). Client represents and warrants that it and any User will not use the services for unlawful purposes (including without limitation infringement of copyright or trademark, misappropriation of trade secrets, wire fraud, invasion of privacy, pornography, obscenity and libel), or to interfere with or disrupt other network users, network services or network equipment. Disruptions include without limitation distribution of unsolicited advertising or chain letters, repeated harassment of other network users, wrongly impersonating another such user, falsifying one's network identity for improper or illegal purposes, sending unsolicited mass e-mailings, propagation of computer worms and viruses, and using the network to make unauthorized entry to any other machine accessible via the network. If GlobalCenter has reasonable grounds to believe that Client or a User is utilizing the Service for any such illegal or disruptive purposes, GlobalCenter may suspend or terminate Services immediately upon notice to Client. Client shall defend, indemnify, hold harmless GlobalCenter from and against all liabilities and costs (including reasonable attorney's fees) arising from any and all claims by any person arising out of Client's use of the Services, including without limitation any content.

8. PRICING AND PAYMENT TERMS

8.1 Payment Terms. Client shall pay the fees set forth in the Services Order Form according to the terms set forth therein. Client agrees to pay a late charge of two percent (2%) above the prime rate as reported by the Wall Street Journal at the time of assessment or the maximum lawful rate, whichever is less, for all undisputed amounts not paid within thirty (30) days of receipt of invoice.

8.2 Late Payments. In the event of non-payment by Client of sums over-due hereunder for more than sixty (60) days, GlobalCenter may upon written notice to Client either retain any equipment or other assets of Client then in GlobalCenter's possession and sell them in partial satisfaction of such unpaid sums, or request Client to remove equipment from GlobalCenter's premises within ten (10) days. If Client fails to so remove, GlobalCenter may deliver the equipment to Client at the latter's address for notices at Client's expense for shipment and insurance, and Client shall be obligated to accept such delivery.

8.3 Price Increases. GlobalCenter shall not increase the prices for services during the initial term of any Service Order, but may thereafter change prices upon sixty (60) days written notice.

9. MAINTENANCE AND SUPPORT GlobalCenter shall provide Client with maintenance and support of the Software and Hardware, if any ("Maintenance and Support") as specified in the Service Specification.

9.1 Exclusions. Maintenance and Support shall not include services for problems arising out of (a) modification, alteration or addition or attempted modification, alteration or addition of the Hardware or Software undertaken by persons other than GlobalCenter or GlobalCenter's authorized representatives, or
(b) programs or hardware supplied by Client.

9.2 Client Duties. Client shall document and promptly report all errors or malfunctions of the Hardware or Software to GlobalCenter. Client shall take all steps necessary to carry out procedures for the rectification of errors or malfunctions within a reasonable time after such procedures have been received from GlobalCenter. Client shall maintain a current backup copy of all programs and

[LOGO]            Frontier GlobalCenter
                  Master Service Agreement -TOPCLICK#0001.1

================================================================================


data. Client shall properly train its personnel in the use and application of the Hardware and Software.

10. TERM AND TERMINATION

10.1 Term. The term of this Agreement shall commence on the Effective Date and continue indefinitely terminated in accordance with this Section 10. The term of each Service Order shall be as indicated therein. The term of any Service Order may be extended upon mutual agreement.

10.2 Termination Upon Default. Either party may terminate this Agreement in the event that the other party materially defaults in performing any obligation under this Agreement and such default continues unremedied for a period of thirty (30) days following written notice of default. In the event this Agreement is terminated due to GlobalCenter's breach, GlobalCenter shall refund to Client any Services fees on a straight line prorated basis.

10.3 Termination Upon Insolvency. This agreement shall terminate, effective upon delivery of written notice by a party, (i) upon the institution of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of debts of the other party; (ii) upon the making of an assignment for the benefit of creditors by the other party; or (iii) upon the dissolution of the other party.

10.4 Effect of Termination. The provisions of Sections 1, 2.3, 3.2, 3.3, 7. 10.4, 11, 12, 13 and 14 shall survive termination of this Agreement. All other rights and obligations of the parties shall cease upon termination of this Agreement. The term of any license granted hereunder shall expire upon expiration of termination of this Agreement.

11. CONFIDENTIAL INFORMATION. All information identified disclosed by either party ("Disclosing Party") to the other party ("Receiving Party"), if disclosed in writing, labeled as proprietary or confidential, or if disclosed orally, reduced to writing within thirty (30) days and labeled as proprietary or confidential ("Confidential Information") shall remain the sole property of Disclosing Party. Except for the specific rights granted by this Agreement, Receiving Party shall not use and Confidential Information of Disclosing Party
for its  own  account.  Receiving  Party  shall  use  the  highest  commercially reasonable degree of care to protect Disclosing Party's Confidential Information. Receiving Party shall not disclose Confidential Information to any third party without the express written consent of Disclosing Party (except
solely  for  Receiving   Party's  internal   business  needs,  to  employees  or
consultants who are bound by a written agreement with Receiving Party to maintain the confidentiality of such Confidential Information in a manner consistent with this Agreement). Confidential Information shall exclude information (i) available to the public other than by a breach of this Agreement; (ii) rightfully received from a third party not in breach of an obligation of confidentiality; (iii) independently developed by Receiving Party without access to Confidential Information; (iv) known to Receiving Party at the time of disclosure; or (v) produced in compliance with applicable law or a court order, provided Disclosing Party is given reasonable notice of such law or order and an opportunity to attempt to preclude or limit such production. Subject to the above, Receiving Party agrees to cease using any and all materials embodying Confidential Information, and to promptly return such materials to Disclosing Party upon request.

12. LIMITATION OF LIABILITY. GLOBALCENTER'S LIABILITY FOR ALL CLAIMS ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT OF FEES PAID BY CLIENT TO GLOBALCENTER UNDER THIS AGREEMENT. IN NO EVENT SHALL CLOBALCENTER BE LIABLE FOR ANY LOSS OF DATA, LOSS OF PROFITS, COST OF COVER OR OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING FROM OR IN RELATION TO THIS AGREEMENT OR THE USE OF THE SERVICES, HOWEVER CAUSED AND REGARDLESS OF THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF GLOBALCENTER HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

13. DISCLAIMER OF WARRANTIES. GLOBALCENTER SPECIFICALLY DISCLAIMS ALL WARRANTIES EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THE SYSTEM OR SERVICES PROVIDED BY GLOBALCENTER HEREUNDER.

14. MISCELLANEOUS

14.1 Independent Contractor. The relationship of GlobalCenter and Client established by the Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other; (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint undertaking; or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

14.2 Notices. Any notice required or permitted hereunder shall be in writing and shall be given by registered or certified mail addressed to the addresses first written above. Such notice shall be deemed to be given upon the earlier of actual receipt or three (3) days after it has been sent, properly addressed and with postage prepaid. Either party may change its address for notice by means of notice to the other party given in accordance with this Section.

14.3 Assignment. Client may not assign this Agreement, in whole or in part, either voluntarily or by operation of law, and any attempt to do so shall be a material default of this Agreement and shall be void.

14.4 Governing Law. This Agreement shall be interpreted according to the laws of the State of California

[LOGO]            Frontier GlobalCenter
                  Master Service Agreement -TOPCLICK#0001.1

================================================================================

without regard to or application of choice-of-law rules or principles. The parties hereby agree to the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California.

14.5 Entire Agreement and Waiver. This Agreement shall constitute the entire agreement between GlobalCenter and Client with respect to the subject matter hereof and all prior agreements, representations, and statement with respect to such subject matter are superseded hereby, including without limitation any non-disclosure agreement previously executed between the parties. This Agreement may be changed only by written agreement signed by both GlobalCenter and Client. No failure of either party to execute or enforce any of its rights under this Agreement shall act as a waiver of subsequent breaches, and the waiver of any breach shall not act as a waiver of subsequent breaches.

14.6 Severability. In the event any provision of this Agreement is held by a court of other tribunal or competent jurisdiction to be unenforceable, that provision will be enforced to the maximum extent permissible under applicable law, and the other provisions of this Agreement will remain in full force and effect.

14.7 Non-Solicitation. During the term of this agreement and for a period of one
(1) year thereafter, Client shall not solicit, nor attempt to solicit the services of any employee or subcontractor of GlobalCenter without the prior written consent of GlobalCenter.

14.8 Substitution. GlobalCenter may substitute, change or modify the Software or Hardware at any time, but shall not thereby alter the technical parameters of the Services.

Frontier GlobalCenter, Inc.             TOPLICK International

                                         /s/ Chris Lewis
---------------------------------       ---------------------------------

By:  ____________________________       By:  Chris Lewis

Title: __________________________       Title:President & CEO